Exhibit (h)(4)(K)

TIDAL TRUST IV

FUND OF FUNDS INVESTMENT AGREEMENT

This Fund of Funds Investment Agreement (“Agreement”) is made as of this 6th day of November, 2025, by and between Tidal Trust IV (the “Trust”), on behalf of each of its series, severally and not jointly, set forth on Appendix A (each, an “Acquired Fund”) and Voya Funds Trust, Voya Investors Trust and Voya Intermediate Bond Portfolio, e a c h a registered investment company (each an “Acquiring Company”), on behalf of each of its series, severally and not jointly, set forth on Appendix A (each an “Acquiring Fund”).

WHEREAS, the Trust and each Acquiring Company are open-end management investment companies registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Company Act of1940, as amended (“1940 Act”); and

WHEREAS, Section 12(d)(l)(A) of the 1940 Act limits investment by an investment company, as defined in the 1940 Act, and any company or companies controlled by such company, in any other investment company that is registered under the 1940 Act; and

WHEREAS, Section 12(d)(l)(B) of the 1940 Act limits the sale by a registered open- end investment company, any principal underwriter thereof, or any broker or dealer registered under the Securities Exchange Act of 1934 of any security issued by such registered open- end investment company, knowingly, to any other investment company; and

WHEREAS, Rule 12dl-4 under the 1940 Act (the “Rule”), subject to compliance with the conditions of the Rule, exempts each Acquired Fund and each Acquiring Fund from the limits of Section 12(d)(l)(A), (B) and (C) of the 1940 Act, as applicable; and

WHEREAS, in reliance on the Rule, each Acquiring Fund may, from time to time, acquire Shares of one or more Acquired Fund in excess of the limits imposed by Section 12(d)(l)(A), (B) and (C), as applicable.

NOW, THEREFORE, in accordance with the Rule and in consideration of the potential benefits to an Acquired Fund and an Acquiring Fund arising out of the investment by the Acquiring Funds in an Acquired Fund, the parties agree as follows:

1.Terms of Investment

(a)In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund's investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows to the extent the Acquiring Fund acquires the Acquired Fund in excess of the limits in Section 12(d)(l)(A)(i):

(i)In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund's registration statement, as amended from time to time, and Rule 6c-11 under the 1940 Act, the Acquired Fund may honor any redemption request from the

Authorized Participant, as defined in Rule 6c-11, acting as an intermediary to execute the Acquiring Fund's transaction partially or wholly in-kind.

(ii)Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b)In order to assist an Acquiring Fund's investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.Representation and Warranties of the Acquired Funds.

(a)Pursuant to the Rule, each Acquired Fund will comply with this Agreement and the terms and conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund.

(b)Each Acquired Fund will comply with its obligations under this Agreement.

(c)An Acquired Fund will promptly notify the Acquiring Funds if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.Representation and Warranties of the Acquiring Funds.

(a)Pursuant to the Rule, each Acquiring Fund will comply with this Agreement and the terms and conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund.

(b)Each Acquiring Fund will comply with its obligations under this Agreement.

(c)An Acquiring Fund will promptly notify the Acquired Funds if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.Indemnification.

(a)Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.

(b)Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

(c)Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual series of the Acquiring Fund(s) or Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series.

5.Termination; Governing Law.

(a)This Agreement shall be effective for the duration of an Acquired Fund's and/or an Acquiring Fund's reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of this Agreement shall only be applicable to investments in the Acquired Fund made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, this Agreement shall continue in effect until terminated pursuant to Section 5(b).

(b)This Agreement will continue until terminated in writing by either party upon sixty (60) days' written notice to the other party. This Agreement may be terminated with respect to one or more Acquiring Funds or Acquired Funds, and remain effective with respect to the remaining Acquiring Funds or Acquired Funds subject to this Agreement. Upon termination of this Agreement with respect to an Acquiring Fund, the Acquiring Fund may not purchase additional shares of any Acquired Fund beyond the Section 12(d)(l)(A) limits in reliance on the Rule.

(c)This Agreement will be governed by Delaware law without regard to choice of law principles

6.Notices.

All notices, including any information that either party is required to deliver to the other by the Rule or by this Agreement shall be in writing and shall be delivered by registered or overnight mail, facsimile or electronic mail to the address for each party set forth below (which may be changed from time to time upon written notice to the other party). All notices, demands or requests so given will be deemed given when actually received as evidenced by written confirmation thereof. Except with respect to facsimile or e-mail notice provided pursuant to Section 2(b), facsimile or email notice shall not be deemed to have been delivered unless followed promptly by written notice delivered by registered or overnight mail.

If to an Acquired Fund:

Tidal Trust IV

234 West Florida Street, Suite 203

Milwaukee, WI 53204

Attn: Eric Falkeis

Email: efalkeis@tidalfg.com

If to an Acquiring Fund:

Erica McKenna

c/o Voya Investment Management

7337 E. Doubletree Ranch Road, Suite 100 Scottsdale, AZ 85258 Email:  Erica.McKenna@voya.com

7.Miscellaneous.

(a)Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and representatives as applicable. This Agreement shall not be assignable. Any purported assignment in violation of the immediately preceding sentence shall be void and of no effect.

(b)Amendment. With the exception of the contact information listed in Section 6, which may be changed from time to time upon notice to the other party, the parties may amend this Agreement only by a written agreement signed by both parties.

(c)Counterparts. This Agreement may be executed in two counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by email or otherwise) to the other party (“Effective Date”), it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by email shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by the party delivering it.

(d)Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

(e)Regulatory Filings. Any Acquiring Fund or Acquired Fund may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.

(f)In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that [is/are] involved in the matter in controversy and not to any other series of the Acquiring Funds.

(g)In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that [is/are] involved in the matter in controversy and not to any other series of the Acquired Funds.

8.Additional Funds.

In the event that any party wishes to include one or more series in addition to those originally set forth on Appendix A (each such series a “New Fund”), such party shall so notify the other party in writing, and, upon written agreement as contemplated in Section 7(b) above, each New Fund shall hereunder become an Acquiring Fund or an Acquired Fund, as the case may be, and Appendix A, as appropriate, shall be amended accordingly.

IN WITNESS WHEREOF, the parties have duly executed this Fund of Funds Investment Agreement as of the date first set forth above.

EACH ACQUIRED FUND REGISTRANT LISTED ON

APPENDIX A HERETO, ON BEHALF OF ITS APPLICABLE

SERIES

By: ___/s/ Eric Falkeis

Name: Eric Falkeis

Title: President

EACH ACQUIRING FUND REGISTRANT LISTED ON

APPENDIX A HERETO, ON BEHALF OF ITS APPLICABLE

SERIES

By: ___/s/ Erica McKenna

Name: Erica McKenna

Title: Vice President

APPENDIX A

List of Funds to which this Agreement Applies

Acquiring Funds	Acquired Funds
Series of Voya Funds Trust	Series of Tidal Trust IV
• Voya Intermediate Bond Fund	• Voya Multi-Sector ETF
Series of Voya Investors Trust	• Voya Ultra-Short Income ETF
• Voya Core Bond ETF

•Voya Balanced Income Portfolio

Series of Voya Intermediate Bond

Portfolio

•Voya Intermediate Bond Portfolio